Exhibit 4.21

SHAREHOLDERS’ AGREEMENT

This Shareholders’ Agreement (this “Agreement”) is made and entered into by and among the following parties on December 4, 2020 (the “Execution Date”):

1.

Sinovac Life Sciences Co., Ltd. (the “Company”), a limited liability company validly incorporated and duly existing under the PRC laws with its registered address at Building 1, No. 21 Tianfu Street, Zhongguancun Science and Technology Park, Daxing Biological Pharmaceutical Industry Base, Daxing District, Beijing;

2.

Sinovac Biotech (Hong Kong) Limited (“Sinovac HK”), a limited liability company registered in Hong Kong, the PRC, with its registered address at FLAT/RM 1906 19/F LUCKY COMM BLDG 103 DES VOEUX ROAD WEST HK;

3.

Keding Investment (Hong Kong) Limited (“Keding Investment”), a limited liability company registered in Hong Kong, the PRC, with its registered address at Suite 3101 Everbright CTR 108, Gloucester RD Wanchai, Hong Kong;

4.	VIVO CAPITAL FUND IX, L.P. (“Vivo”), a limited partnership incorporated under the laws of the State of Delaware, USA, with its registered address at 192 Lytton Ave., Palo Alto, CA 94301, USA;

5.

Prime Success, L.P. (“Advantech”), an exempted limited partnership incorporated under the laws of the Cayman Islands, with its registered address at Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands (with respect to their convertible loan investments, Advantech and Vivo are referred to individually as “Series A Investor”, and collectively, the “Series A Investors”);

6.	*** (“***”), a permanent resident of Hong Kong, with ID number being , address at ; and

7.

Talent Forward Limited (“Talent”), a limited liability company incorporated under the laws of Hong Kong, China, with its registered address at Room 4109, 41/F, Office Tower, Convention Plaza, 1 Harbour Road, Wanchai, Hong Kong (*** and Talent are referred to individually as the “Series B Investor”, and collectively, the “Series B Investors”. “Series B Investors” and “Series A Investors” are collectively referred to as the “Investors”).

The above parties are referred to individually as a “Party”, and collectively the “Parties”.

For the purpose of this Agreement, “PRC” does not include Hong Kong Special Administrative Region (“Hong Kong”), Macao Special Administrative Region and the Taiwan Region.

For purposes of this Agreement, “PRC Law” means any current effective laws, administrative regulations, rules, provisions and policies of the PRC, and any regulations, decisions and policies that are promulgated by the local government or local governmental authorities of the PRC.

WHEREAS :

1.

The Company entered into a Loan Agreement with Advantech and Vivo, respectively, on May 18, 2020, pursuant to which Advantech provided a convertible loan in the aggregate principal amount of USD7,500,000 (the “Advantech Convertible Loan”) to the Company and Vivo provided a convertible loan in the aggregate principal amount of USD7,500,000 (the “Vivo Convertible Loan”) to the Company.

2.

Pursuant to the Investment Agreement (the “Investment Agreement”) entered into by and among the Series A Investors, the Series B Investors, Sinovac HK, Keding Investment and the Company on December 4, 2020, the Series A Investors acknowledge and agree that the principal of the Advantech Convertible Loan and the Vivo Convertible Loan shall be converted into the Company’s newly increased registered capital of USD5,141,120.86 in accordance with the Investment Agreement; and the Series B Investors agree to subscribe for the Company’s newly increased registered capital of USD6,230,925.05 at the purchase price of USD527,000,000.00 in accordance with the Investment Agreement. After the completion of the Capital Increase Transaction (as defined below), the registered capital of the Company will increase to USD40,513,166.77 (the newly increased registered capital subscribed by the Investors represents 28.070% of equity interest of the Company), where: (1) Advantech agrees to subscribe for the Company’s newly increased registered capital of USD2,570,560.43, which represents 6.345% of the total equity interests of the Company upon the completion of the Capital Increase Transaction (as defined below), at the purchase price of USD7,500,000.00 in accordance with the Investment Agreement; (2) Vivo agrees to subscribe for the Company’s newly increased registered capital of USD2,570,560.43, which represents 6.345% of the total equity interests of the Company upon the completion of the Capital Increase Transaction (as defined below), at the purchase price of USD7,500,000.00 in accordance with the Investment Agreement; (3) *** agrees to subscribe for the Company’s newly increased registered capital of USD141,796.08, which represents 0.350% of the total equity interests of the Company upon the completion of the Capital Increase Transaction (as defined below), at the purchase price of USD12,000,000.00 in accordance with the Investment Agreement; and (4) Talent agrees to subscribe for the Company’s newly increased registered capital of USD6,089,128.97, which represents 15.030% of the total equity interests of the Company upon the completion of the Capital Increase Transaction (as defined below), at the purchase price of USD515,000,000.00 in accordance with the Investment Agreement. The foregoing transactions set forth in (1) - (4) above are referred to as, collectively, the “Capital Increase Transaction”. After the completion of the Capital Increase Transaction, Sinovac HK will hold 59.240% of the equity interests of the Company, and Keding Investment will hold 12.690% of the equity interests of the Company.

3.

Upon the completion of the Capital Increase Transaction, the registered capital subscribed by each shareholder of the Company (including specific amount, shareholding ratio and class of shares) and their corresponding shareholding ratio are set forth in Exhibit I hereto. This Agreement, the Investment Agreement and the Articles of Association of Sinovac Life Sciences Co., Ltd. (the “Articles of Association”) executed by the Parties for the purpose of the Capital Increase Transaction on the date hereof are collectively referred to as the “Transaction Documents”.

4.	The Parties intend to set forth, among other things, the corporate governance of the

Company and the rights and obligations of each Party after the completion of the Capital Increase Transaction in this Agreement.

NOW, THEREFORE, on the basis of equality and mutual benefits, the Parties have reached the following agreements with respect to the Capital Increase Transaction:

1.	CORPORATE GOVERNANCE

1.1	Board of shareholders

After the completion of the Capital Increase Transaction, the board of shareholders of the Company shall conform to the following provisions:

1.1.1	The board of shareholders shall be composed of all shareholders, which will act as the highest authority of the Company and exercise the following rights:

(1)	approval of operation plan and investment proposal of the Company;
(2)	approval of the appointment and replacement of directors and supervisors who are not acted by representatives of employees, and the remuneration of directors and supervisors;
(3)	approval of reports of the board of directors;
(4)	approval of reports of supervisors;
(5)	approval of annual budget plan and final settlement of account plan of the Company;
(6)	approval of profit distribution plan and loss recovery plan of the Company;
(7)

approval of increase or reduction of the registered capital of the Company, including increase of the registered capital of the Company for the purpose of implementing the employee equity incentive plan;

(8)	approval of issuing bonds by the Company;
(9)	approval of merger or spin-off of the Company;
(10)	approval of dissolution, liquidation or change of the legal form of the Company;
(11)	any amendment to the articles of association of the Company;
(12)	any provision of guarantee to any shareholder, affiliate, actual controller of the Company, or the actual controller of the shareholder of the Company;
(13)	approval of the listing plan;
(14)	approval of any equity financing plan of the Company;
(15)	approval of any transaction between the Company and Sinovac HK (or its affiliates) which enables Sinovac HK (or its affiliates) to achieve a gross profit rate higher than 30%;
(16)

Approval of any transaction between the Company as one party, and any shareholder of the Company (other than Sinovac HK), any director or any entity controlled by such a director, any senior management officer of the Company or any entity controlled by such a senior management officer, as the other party, the amount of which exceeds RMB500,000 for a single transaction or RMB1 million in the aggregate for all such transactions during any single financial year;
(17)

approval of any transfer or license of any patent or know-how developed or owned by the Company, or any strain, bacterial seed, cell or other raw material for the purpose of research and development of vaccine of which the Company holds the intellectual property rights, to any third parties;

(18)	approval of any transfer, sale or pledge of any assets of the Company, with an amount in excess of RMB50 million or 3% of the total assets of the Company in the most recent financial year;
(19)	approval of any change in the principal business of the Company or entering into new business that is completely outside the scope of the principal business of the Company;
(20)	approval of other duties and powers (if any) of the board of shareholders pursuant to laws and regulations and the Articles of Association.

The matters set forth in (2), (7), (8), (11), (14) and (18) above shall be approved by shareholders having more than two thirds (2/3) of voting rights of all shareholders. The matters set forth in (9), (10), (13), (17) and (19) above shall be approved by all shareholders. If any matter set forth in (12), (15) or (16) above is submitted for shareholders’ approval, the shareholder that meets any of the following conditions shall not be entitled to vote, and such matter shall be approved by the shareholders representing more than 50% of the voting rights of remaining shareholders present at the meeting: (1) the Company provides guarantee to such shareholder, (2) the shareholder is an affiliate of the party to which the Company provides guarantee, (3) the shareholder is the counterparty to the transaction with the Company or the shareholder of the counterparty to the transaction with the Company, and (4) the shareholder is an affiliate of the counterparty to the transaction with the Company. Any other matter shall be approved by the shareholders having the majority of voting rights of all shareholders.

1.1.2	The shareholders shall exercise their voting rights at shareholders’ meetings in proportion to their respective capital contribution percentage.

1.1.3

The board of shareholders holds regular shareholders’ meetings. Before the regular shareholders’ meeting, the chairman of the board of directors shall notify all shareholders twenty (20) days before the date of meeting of the date, venue and agenda of the meeting. An interim meeting shall be convened if it is proposed by shareholders having more than 10% of the voting rights of all shareholders, or by at more than third (1/3) of the directors or by supervisors. In such case, the chairman of the board of directors shall notify all shareholders at least fifteen (15) days before the date of meeting. In the case of emergency, with the consent of shareholders having the majority of voting rights of all shareholders, the chairman of the board of directors may notify all shareholders three (3) days before the date of meeting. A resolution may be adopted in writing without convening a shareholders’ meeting if it is unanimously approved by the shareholders in writing, and the resolutions shall be executed and affixed by the shareholders.

1.1.4

The shareholders’ meeting shall be convened by the board of directors and presided over by the chairman of the board of directors. If the chairman of the board of directors is unable or fails to preside over the meeting, the director nominated by the majority of the directors shall preside over the shareholders’ meetings. Where the board of directors is unable or fails to convene the shareholders’ meeting, the meeting shall be convened and presided over by the supervisors. Where the supervisors fail to convene and preside over the meeting, the shareholders having at least one tenth (1/10) the voting rights of all shareholders may convene and preside over the meeting.

1.1.5

Parties may participate in the shareholders’ meetings via telephone, video conference or by any other means of synchronous communication, provided that all attendees of the meeting can hear each other at the meeting.

1.1.6

Each shareholder must provide identity materials for attending the shareholders’ meeting. If the shareholder appoints a proxy to attend the meeting at scene, the proxy must provide a power of attorney in hard copy to the Company when he/she arrives at the scene; if the shareholder appoints a proxy to attend the meeting via telephone, video conference or by any other means of synchronous communication, the proxy must provide a power of attorney in hard copy or via email before the meeting is held. Shareholder who fails to provide such identity materials shall be deemed to be absent from the meeting.

1.2	Board of directors

After the completion of the Capital Increase Transaction, the board of directors of the Company shall conform to the following provisions:

1.2.1

The board of directors of the Company shall consist of five (5) directors, who shall be elected in the following manner: (i) Talent shall have the right to nominate one (1) director (the “Talent Director”); (ii) Sinovac HK shall have the right to nominate three (3) directors (the “Sinovac Director”); and (iii) Keding Investment shall have the right to nominate one (1) director (the “Keding Director”). The nominees shall be appointed as directors of the Company upon approval by the shareholders’ meeting. The board of directors shall have a chairman who shall be served by one of the Sinovac Director. The directors shall serve a term of office of three (3) years, and may serve consecutive terms if reappointed upon expiration of term of office. Where upon expiry of the term of office, there is no new director elected or a director resigns during his/her term of office and thereby causes the quorum of board of directors not formed, the departing director shall continue to perform his/her duties as a director pursuant to the provisions of laws and administrative regulations and the Articles of Association until a new director is elected and takes office. Where a director resigns during his/her term of office while the quorum of the board of directors is still formed, the resigning director shall cease to perform his/her duties as a director. In such case, relevant shareholders shall nominate a new director for shareholders’ meeting to appoint, and a new board of directors shall be constituted by remaining directors and shall continue to perform the duties of the board of directors. If any seat of the board of directors becomes vacant, the relevant shareholders shall nominate a new director in a timely manner, and the board of shareholders shall promptly convene an interim shareholders’ meeting to elect a new director.

Notwithstanding the foregoing, if any shareholder’s shareholding ratio in the Company falls below 10% (exclusive), such shareholder shall no longer have the right (if any) to nominate a director and the director that it has nominated shall not server as the director. In such case, shareholders having more than two thirds (2/3) of the voting rights of the board of shareholders shall pass a written resolution regarding the composition of the board of directors. Where no such written resolution is passed but the remaining directors can still form a quorum, the remaining directors shall form the new board to exercise relevant functions until a written resolution is passed.

1.2.2	The board of directors shall exercise the following rights:

(1)	convene the meetings of shareholders and report to shareholders;
(2)	any implementation of shareholders’ resolutions;
(3)	any approval of operation plan and investment proposal of the Company;
(4)	any preparation of annual budget plan and final settlement of account plan of the Company;
(5)	any preparation of profit distribution plan and loss recovery plan of the Company;
(6)	any preparation of plan of increase or reduction of the registered capital of the Company and issuing bonds by the Company;
(7)	preparation of the scheme of any merger, spin-off or any change of the legal form of the Company and liquidation of the Company;
(8)	approval of the composition of the internal management organization and the appointment and removal of general manager, vice general manager and chief financial officer;
(9)	approval of the remuneration of general manager, vice general manager and chief financial officer;
(10)	formation of basic management plans of the Company;

(11)	formulation of and amendment to employee incentive plan (including amendments to any of its terms and conditions);
(12)	approval of any transfer, sale or pledge of any assets of the Company, with an amount in excess of RMB10 million or 0.1% of the total assets of the Company in the most recent financial year;
(13)

approval of any borrowing or assumption of liability by the Company in an amount exceeding RMB10 million in a single transaction or exceeding RMB20 million in the aggregate for all such transactions during any single financial year;

(14)

approval of any lending by the Company to any third parties in an amount exceeding RMB10 million in a single transaction or exceeding RMB10 million in the aggregate for all such transactions during any single financial year;

(15)	approval of any investment in entity or individual in an amount exceeding RMB10 million or any provision of any guarantee to any entity or individual in an amount exceeding RMB10 million;
(16)	other duties and powers (if any) of the board of directors pursuant to laws and regulations and the Articles of Association.

1.2.3	The board of directors shall convene at least one (1) meeting each year. The quorum for a meeting of the board of directors shall be at least three (3) directors.

1.2.4	Each director shall have one vote for the resolutions of the board of directors.

1.2.5

The resolutions of the board of directors shall be approved by more than half of the directors attending the meeting. Furthermore, an affirmative vote of Keding Director is required if the proposal submitted for voting concerns the matter set forth in Section 1.2.2 (11).

1.2.6

The meeting of the board of directors shall be convened and presided over by the chairman of the board of directors. Where the chairman is unable or fails to convene and preside over the meeting, a director appointed by more than half of the board of directors shall convene and preside over the meeting. The director so appointed to convene and preside over the meeting of the board of directors shall give a written notice to all directors at least ten (10) business days in advance before the date of meeting. The notice period shall be at least three (3) days if a meeting of the board of directors is required to be convened in the case of emergency.

1.2.7

Directors may attend a meeting of the board of directors at scene or via telephone or video conference. A director attending the meeting shall be deemed to be present if all attendees can hear each other at the meeting.

1.2.8

Each director shall have the right to appoint a proxy to attend the meeting of the board of directors, and the proxy so appointed shall have the right to attend the meeting of the board of directors and cast vote on the proposal submitted for voting on behalf of the appointing director.

1.3	Supervisor

The Company does not have a board of supervisors, and shall have one (1) supervisor who shall be nominated by Sinovac HK and appointed by the board of shareholders. The supervisor shall serve for a term of three (3) years and may serve consecutive terms if reappointed.

2.	SPECIAL RIGHTS OF SHAREHOLDERS

2.1	Pre-emptive Right to Subscribe for Increased Capital

2.1.1

If the Company intends to increase its registered capital prior to the initial public offering of the Company or its affiliates (whichever is earlier), Sinovac HK, Keding Investment and the Series B Investors (the “Pre-emptive Rights Holders”) shall have the right (but not the obligation) to subscribe for the increased registered capital in accordance with Sections 2.1.2 to 2.1.4 (the “Pre-emptive Right”). Each of other shareholders hereby agrees to waive their respective Pre-emptive Right with respect to such increased registered capital.

2.1.2

With respect to each Series B Investor, subject to Section 2.1.3, the maximum amount of the increased registered capital that it may subscribe for by exercising the Pre-emptive Right shall be equal to the product of (i) its then shareholding percentage in the Company, multiplied by (ii) the total amount of the increased registered capital. With respect to Sinovac HK and Keding Investment, the maximum amount of increased registered capital that each of them may subscribe for by exercising the Pre-emptive Right is equivalent to the product of (i) relative shareholding ratio between Sinovac HK and Keding Investment, multiplied by (ii) remaining of the total amount of increased registered capital minus the maximum amount of increased registered capital that the Series B Investors may subscribe for by exercising the Pre-emptive Right.

2.1.3

If the Company decides to increase its registered capital, it shall serve a written notice to all Pre-emptive Rights Holders at least twenty (20) business days in advance, stating the terms and conditions of the capital increase (including the amount of the increased registered capital, shareholders’ shareholding ratio and conditions for subscription), and deliver an offer to the Pre-emptive Rights Holders to subscribe for the increased registered capital according to the said conditions and price (the “Subscription Offer”). The Pre-emptive Rights Holders shall notify the Company in writing of its decision to exercise the Pre-

emptive Right and the amount of increased registered capital it intends to subscribe for (if any) within ten (10) business days after the receipt of the Subscription Offer (the “Subscription Reply Period”). If any Pre-emptive Rights Holder fails to reply within the Subscription Reply Period, such Pre-emptive Right Holder shall be deemed to have waived its Pre-emptive Right. In such case, the Company shall determine the amount of capital contribution that each Pre-emptive Rights Holder who elects to exercise the Pre-emptive Right pursuant to Section 2.1.2 is entitled to purchase. However, if, after any Series B Investor exercises the Pre-emptive Right, the shareholding ratio jointly held by all Series B Investors and their affiliates, directly or indirectly, in the Company is higher than the Specific Shareholding Limit (as defined below), the Company shall have the right to reduce the registered capital such Series B Investor is entitled to purchase accordingly, to ensure that the shareholding jointly held by all Series B Investors and their affiliates, directly or indirectly, in the Company is lower than the Specific Shareholding Limit (as defined below). The “Specific Shareholding Limit” shall mean the higher of: (1) the shareholding ratio of Keding Investment in the Company after the completion of the Capital Increase Transaction; (2) the shareholding ratio of Keding Investment in the Company on the closing date of the Capital Increase Transaction (i.e. the Closing Date); and (3) the shareholding ratio of Keding Investment in the Company before such equity transfer or private capital reduction (if following the date hereof the shareholding ratio of Keding Investment in the Company decreases due to equity transfer or the private capital reduction). Each of the Series B Investors shall waive, and hereby agrees to waive, the Pre-emptive Right to purchase the portion of the increased registered capital so reduced. For the avoidance of doubt, under this Agreement, each Series B Investor shall be deemed as an affiliate of other Series B Investors.

2.1.4

Each Investor that subscribes for the increased registered capital or each Pre-emptive Rights Holder that exercises the Pre-emptive Right shall pay the relevant purchase price within sixty (60) business days upon expiration of the Subscription Reply Period. If any Investor who subscribes for the increased registered capital or any Pre-emptive Rights Holder who exercises the Pre-emptive Right fails to pay the relevant purchase price within the prescribed period, the Pre-emptive Rights Holders may exercise the Pre-emptive Right with respect to the unpaid portion of the increased registered capital. In such case, the Company and the Pre-emptive Rights Holders shall determine whether the Pre-emptive Rights Holders will exercise the Pre-emptive Right to subscribe for the unpaid portion of increased registered capital in accordance with Section 2.1.

2.1.5	None of the Pre-emptive Rights Holders shall have the Pre-emptive Right under Section 2.1 with respect to the increased registered capital under any of the following circumstances, and each shareholder agrees to waive any statutory Pre-emptive Right it may be entitled to in such circumstances:

(1)	any increase of registered capital in order to implement any employee equity incentive plan adopted by the board of directors;
(2)

Any increase of registered capital in order to acquire another entity or business or merger with another entity, upon approval by the board of shareholders, including, without limitation, any shareholder or a third party subscribing for the increased registered capital of the Company in non-currency form in connection with such acquisition or merger;

(3)	Any increase of registered capital by conversion of profits into registered capital or conversion of capital reserves into registered capital, etc. upon approval of the board of shareholders; or
(4)

Any issue of shares or dividends upon reorganizing the Company into a company limited by shares, issue of shares due to shares conversion upon splitting of the Company or other similar issue of securities.

2.2	Right of First Refusal

2.2.1

Within one (1) year (inclusive) from the Closing Date, if any shareholder of the Company (the “Transferor”) proposes to directly or indirectly sell or otherwise dispose of all or part of its equity interest of the Company (the “Proposed Transferred Shares”) to any entity or individual (including other shareholders of the Company) (the “Transferee”), the Transferor shall obtain unanimous written consent of other shareholders. Without the unanimous written consent of other shareholders, the Transferor shall not transfer its equity interest of the Company to any entity or individual. For the avoidance of doubt, the shareholders disapproving the equity transfer shall not be obliged to purchase such Proposed Transferred Shares.

2.2.2

After one (1) year from the Closing Date, if any shareholder of the Company (the “Transferor”) proposes to directly or indirectly sell or otherwise dispose of all or part of its equity interest in the Company (the “Proposed Transferred Shares”) to any entity or individual (including other shareholders of the Company) (the “Transferee”), the non-selling shareholders shall have the pre-emptive right (but not the obligation) to purchase the Proposed Transferred Shares on the same terms and conditions that the Transferor offers to the Transferee in accordance with Sections 2.2.3 to 2.2.11 hereof (the “Right of First Refusal”).

2.2.3

The specific amount of Proposed Transferred Shares which each shareholder exercising the Right of First Refusal is entitled to purchase shall be proportionate equity interests (based on the total amount of equity interests of the Company when exercising the Right of First Refusal).

2.2.4

Within ten (10) business days after the Transferee gives an binding offer stating its intention to purchase the Proposed Transferred Shares, the Transferor shall notify each of the remaining shareholders in writing (the “First Transfer Notice”), stating: (a) its intention of transfer of the Proposed Transferred Shares; (b) the share of equity it intends to transfer; (c) the terms and conditions of the transfer; and (d) the basic information of the Transferee.

2.2.5

Within fifteen (15) days (the “First Refusal Period”) of their receipt of the First Transfer Notice, other shareholders shall notify the Transferor in writing whether they will exercise the Right of First Refusal and the amount of equity interests they propose to subscribe for. If they fail to give such notice within the prescribed period, they shall be deemed to have agreed to such transfer and waived their Right of First Refusal with respect to the Proposed Transferred Shares.

2.2.6

If the Proposed Transferred Shares that the Shareholders exercise their Right of First Refusal to purchase are less than all Proposed Transferred Shares that Transferor proposes to sell upon expiration of First Refusal Period, any Shareholder that exercises its Right of First Refusal to the fullest extent during the First Refusal Period shall have the Right of First Refusal to purchase all or part of the remaining Proposed Transferred Shares. The Transferor shall deliver a written notice (the “Second Transfer Notice”) to each shareholder exercising its Right of First Refusal to the fullest extent during the First Refusal Period within three (3) business days after the expiration of the First Refusal Period. The Second Transfer Notice shall state the amount of the remaining Proposed Transferred Shares.

2.2.7

Any Shareholder who replies to exercise its Right of First Refusal to the fullest extent during the First Refusal Period shall notify the Transferor in writing within five (5) business days after the receipt of the Second Transfer Notice (the “Second Refusal Period”) of its decision to exercise the Right of First Refusal to purchase the remaining Proposed Transferred Shares and the amount of the Proposed Transferred Shares it proposes to purchase. Any shareholder who fails to provide such notice within the prescribed period shall be deemed to waive its Right of First Refusal with respect to the remaining Proposed Transferred Shares.

2.2.8

If there are two or more shareholders exercising the Right of First Refusal in accordance with Section 2.2.7 within the Second Refusal Period, and the amount of Proposed Transferred Shares they propose to purchase is greater than the total amount of the remaining Proposed Transferred Shares, then the specific amount of Proposed Transferred Shares that each shareholder is entitled to purchase shall be the lower of: (1) the amount of remaining

Proposed Transferred Shares it proposes to purchase; or (2) the product of remaining Proposed Transferred Shares multiplied by the relative shareholding ratio among such shareholders in the Company then.

2.2.9

If there is still remaining Proposed Transferred Shares upon expiration of the Second Refusal Period, the relevant parties shall go through procedures set forth above to distribute the remaining Proposed Transferred Shares. If there is still remaining Proposed Transferred Shares upon expiration of sixty (60) business days after the First Transfer Notice is given, other shareholders shall be deemed to have waived their Right of First Refusal with respect to the remaining Proposed Transferred Shares.

2.2.10

Notwithstanding the foregoing, if an Investor exercises the Right of First Refusal and the shareholding ratio held by such Investor and its affiliates, directly or indirectly, in the Company is higher than the Specific Shareholding Limit (as defined below), the amount of the Proposed Transferred Shares that such Investor may purchase by exercising the Right of First Refusal shall be reduced accordingly so as to ensure the shareholding ratio held by such Investor and its affiliates, directly or indirectly, is not higher than the Specific Shareholding Limit (as defined below). The “Specific Shareholding Limit” shall mean the higher of: (1) the shareholding ratio of Keding Investment in the Company after the completion of the Capital Increase Transaction; (2) the shareholding ratio of Keding Investment in the Company on the closing date of the Capital Increase Transaction (i.e. the Closing Date); and (3) the shareholding ratio of Keding Investment in the Company before such equity transfer or private capital reduction (if following the date hereof the shareholding ratio of Keding Investment in the Company decreases due to any equity transfer or private capital reduction). Such Investor shall waive, and hereby agree to waive, the Right of First Refusal with respect to the reduced portion of the Proposed Transferred Shares.

2.2.11

If other shareholders of the Company exercise the Right of First Refusal to purchase the Proposed Transferred Shares, the transfer of the Proposed Transferred Shares shall be completed within forty-five (45) business days after the expiration of the Frist Reply Period or the Second Refusal Period (if any) (including execution of relevant share transfer agreement and other transaction documents and completion of filing such equity transfer with the competent administrative authority for market regulation). If the transfer of the Proposed Transferred Shares fails to be completed during such period, the procedures set out in this section shall be undertaken again to determine whether other shareholders may exercise the Right of First Refusal with respect to the Proposed Transferred Shares.

2.2.12	For the avoidance of doubt, the following transfer is not subject to the Right of First Refusal: (1) any transfer under employee equity incentive plan approved by the board of directors, (2) any transfer from any Series A Investor to other affiliated fund which under the common control with such Series A Investor or an entity that is 100% owned by such fund; (3) any transfer from any Series B investor to Sino Biopharmaceutical Limited (stock code: 01177), a listing company at Hong Kong Exchanges and Clearing Limited or the wholly owned, directly or indirectly, subsidiaries of Sino Biopharmaceutical Limited, on the condition that at the time of transfer, such the actual controller of Sino Biopharmaceutical Limited or the relatives of such actual controller actually controls such Series B Investor, (4) any transfer between the Series B investors (on the condition that at the time of transfer, the actual controller of the Series B investors are the same or relatives) or any transfer from any Series B investor to its own wholly owned subsidiaries; and (5) any transfer of equity interests of the Company held by Keding Investment or Sinovac HK to their respective wholly-owned subsidiaries.

2.3	Co-Sale Right

2.3.1

Subject to Section 2.4, if any Investor does not exercise its Right of First Refusal when Keding Investment or Sinovac HK (the “Restricted Transferor”) transfers their respective equity interests of the Company in accordance with this Agreement, such Investor (the “Co-Sale Investor”) shall have the right (but no obligation) to sell its equity interests of the Company to the Transferee together with the Restricted Transferor in the proportion set forth in Section 2.3.2 and at the same price and upon the same terms and conditions offered to the Transferee (the “Co-Sale Right”). The Co-Sale Investor shall, within fifteen (15) business days after receipt of the First Transfer Notice as set forth in Section 2.2.4, notify the Restricted Transferor in writing whether it will exercise its Co-Sale Right and the amount of equity interests it intends to sell to the Transferee (if any).

2.3.2

The shareholding ratio that a Co-Sale Investor may exercise the Co-Sale Right to sell shall be the product of the amount of the equity interests that the Restricted Transferor proposes to transfer multiplied by the Co-Sale Percentage calculated as follows: Co-Sale Percentage = Amount of equity interests of the Company held by the Co-Sale Investors ÷ (the amount of equity interests of the Company held by all Co-Sale Investors + the amount of the equity interests of the Company held by the Restricted Transferor).

2.3.3

If the Co-Sale Investor exercises the Co-Sale Right in accordance with this Section 2.3.1, the Restricted Transferor shall be obligated to cause the Transferee to purchase the equity interests that the Co-Sale Investor proposes to sell at the same price and upon the same terms and conditions that the Restricted Transferor offers to the Transferee. If the Transferee refuses in any way to purchase equity interests that the Co-Sale Investor proposes to sell by exercising the Co-Sale Right in accordance with this

Section 2.3.1, the Restricted Transferor shall purchase such equity interests that the Co-Sale Investor proposes to sell upon the terms and conditions set forth in the Transfer Notice. Otherwise, the Restricted Transferor shall not sell any equity interests to the Transferee.

2.4	Other Provisions on Equity Transfer

2.4.1

Within one (1) year after the execution of this Agreement, Sinovac HK and/or Keding Investment shall not transfer, pledge or otherwise dispose of their equity interests in the Company, whether directly or indirectly, without the consent of the Investors. Any equity transfer, pledge, capital increase, capital decrease and other actions conducted in violation of this section shall be null and void. Furthermore, any transferee that acquires Company’s equity interest through transaction conducted in violation of this section shall not be deemed as the shareholder of the Company and therefore shall not enjoy any right of the shareholder of the Company.

2.4.2

Unless otherwise agreed by the Parties in writing, the equity transfer set forth under Section 2.2 and Section 2.3 shall meet the following conditions; otherwise the equity transfer shall be null and void:

(1)

The Transferee shall execute a Joinder Agreement in the form set forth in Exhibit II, confirming in writing its intention to be bound by the terms of this Agreement and the Articles of Association, and to assume the rights and obligations of the Transferor hereunder and thereunder; and

(2)	The Company shall complete the registration with the competent market supervision and management authority in accordance with applicable laws to reflect such equity transfer.

2.4.3

No shareholder may transfer, directly or indirectly, its equity or interest in the Company to any competitor of the Company or any competitor’s affiliates without the prior written resolution of the board of shareholders of the Company. A competitor of the Company means any company or entity that is engaged in research and development, production or sale of vaccines for human use and/or technical services relating to research and development or production of vaccines, except for transfer to Sinovac Biotech Ltd., a limited liability company established and existing in Antigua and Barbuda, and its affiliates.

2.5	Information Rights

As long as any Investor holds any equity interest in the Company, the Company shall submit to such Investor the following documents in connection with the Company and its controlled affiliates in accordance with the following provisions:

(1)	Within one hundred and twenty (120) days after the end of each fiscal year, the audited consolidated annual financial statements issued in accordance with the PRC GAAP;
(2)	Within forty-five (45) days after the end of each fiscal year, the unaudited consolidated financial statements for such fiscal year;
(3)	Within forty-five (45) days after the end of each fiscal quarter, the unaudited consolidated quarterly financial statements prepared in accordance with the PRC GAAP;
(4)

Within thirty (30) days after the end of each fiscal year, the business plan, annual budget and forecast financial statements of the next fiscal year approved by the board of shareholder of the Company;

(5)	Such other information, statistical data, trading and financial data as the Investors may request and are entitled to knowledge as shareholders of the Company pursuant to laws and regulations.
(6)

If the Company becomes aware of any information that may have a material adverse effect on the business, operation, finance or development prospects of the Company, the Company shall notify the Investors in writing within seven (7) days after becoming aware of such information.

If an Investor gives a written notice to the Company ten (10) business days in advance to state the purpose, without prejudice to the normal operation of the Company, each Investor shall be permitted to (1) inspect and reproduce the Articles of Association, minutes of the shareholders’ meeting, resolutions of the board of directors, resolutions of the board of supervisors and financial and accounting reports; and (2) inspect the accounting books of the Company, during business hours of the Company; provided that, if the Company has reasonable grounds to believe that the inspection of the accounting books by the shareholders is for any improper purpose and may damage the legitimate interests of the Company, the Company may refuse such inspection and shall reply to the shareholders in writing and state the reasons within fifteen (15) days after the shareholders make a written request.

2.6	Due Diligence and Non-Competition

2.6.1

Keding Investment will cause the senior executives and key technical personnel engaged by the Company as listed in Exhibit III (collectively, the “Key Personnel”) to use their best efforts to promote the development and benefit of the Company and shall devote all of their working time and energy to the operation of the Company, unless such personnel serve or provide services to Sinovac Biotech Ltd. and/or its affiliates, as long as there is no competition between Sinovac Biotech Ltd. and/or its affiliates and the Company regarding the COVID-19 vaccines.

2.6.2

Keding Investment will cause the Key Personnel to comply with the following provisions: during the period in which the Key Personnel hold any type of equity interest (including equity option) in the Company, and/or during the period in which the Key Personnel hold any position in the Company and within two (2) years from the date on which such shareholder ceases to hold any equity interest in the Company (including equity option) or from the date on which such shareholder ceases to hold any position in the Company (“Non-competition Period”) (whichever is longer), such Key Personnel shall not, directly or indirectly, (1) own, manage, control or invest in any business that is the same as, similar to or in competition with the business being carried out or specifically planned to be carried out by the Company (“Competing Business”), (2) participate in the ownership, management, control or investment in the Competing Business or directly or indirectly have any interest in the Competing Business (except for obtaining no more than 1% of shares through public securities market), (3) serve as the director, officer, consultant, agent or employee of a company or organization engaged in the Competing Business or provide services or support in any other form or name to any company or organization engaged in the Competing Business, (4) provide funds, customer information or any other form of assistance or support to a company or organization engaged in the Competing Business, (5) deal or attempt to deal with a client of the Company in any manner regardless of whether the client of the Company become a client hereof before or after the Closing Date, (6) divulge, disclose, use or allow a third party to use the intellectual property or confidential information of the Company in any manner, (7) employ or solicit any employee or individual of the Company to engage in the Competing Business within twenty-four (24) months after the termination of his/her employment relationship or service relationship with the Company, (8) induce, persuade or attempt to influence any employee or individual of the Company to terminate his/her employment relationship or service relationship with the Company, or (9) permit, support or engage in any of the foregoing through others. Provided, however, that the foregoing undertakings in this Section 2.6.2 shall not apply to such person’s ownership of any interest in, its employment of or provision of services to, Sinovac Biotech Ltd. or its affiliates.

2.6.3

Keding Investment shall cause the Key Personnel of the Company to enter into a labor contract containing confidentiality and non-competition clauses with the Company or enter into a separate confidentiality agreement and non-competition agreement with the Company.

2.7	Termination of Special Rights of Shareholders

The Parties hereby acknowledge and agree that, unless otherwise agreed by the Parties in writing, for the purpose of the initial public offering of the Company or its affiliates, the Investors’ Pre-emptive Right, Shareholders’ Right of First Refusal, the Investors’ Co-Sale Right, the Shareholders’ information right and any other provisions that may constitute legal impediments to the initial public offering and listing of the Company or its affiliates or have any adverse effect on the listing process of the Company or its affiliates shall automatically become invalid as of the date on which the Company or its affiliates formally submits the listing application.

2.8Prohibition on Transactions or Cooperation

Without the prior written consent of the Series B Investors, the Company shall not enter into any transaction or cooperation with any of the following entities:

(1)

Jiangsu Hengrui Pharmaceutical Co., Ltd., Jiangsu Haosen Pharmaceutical Group Co., Ltd., Shanghai Junshi Biological Pharmaceutical Technology Co., Ltd., Xinda Biopharmaceutical (Suzhou) Co., Ltd., Baiji Shenzhou Co., Ltd., Shiyao Holdings Group Co., Ltd. and pharmaceutical enterprises controlled or actually controlled by Fuxing International Co., Ltd. (including, without limitation, Shanghai Fuxing Pharmaceutical (Group) Co., Ltd., Shanghai Fuhong Hanlin Biological Pharmaceutical Co., Ltd. and Jiangsu Wanbang Biological Pharmaceutical Group Co., Ltd.);
(2)	any affiliates of aforementioned entities, and
(3)	any company of which any entity listed in (1) and/or any entity listed in (2) holds, directly or indirectly, more than 30% of equity interest.

3.	EFFECTIVENESS, SUPPLEMENT, AMENDMENT, VARIATION AND TERMINATION OF THIS AGREEMENT

3.1	This Agreement shall come into effect upon the execution by the Parties hereto.

3.2	This Agreement may be amended or modified by the Parties through consultation. Any amendment or modification shall be made in writing and become effective upon execution by the Parties hereto.

3.3	This Agreement may be terminated by the mutual written agreement of the Parties hereto.

4.LIABILITY FOR BREACH OF CONTRACT

4.1

If any Party hereto breaches or fails to fully perform its representations, warranties, obligations or responsibilities hereunder, it shall constitute a breach of contract and such Party shall assume the liabilities for breach of contract to other Parties.

4.2

If any Party hereto breaches any provisions of this Agreement, in addition to other rights available to other Parties hereunder, other Parties shall be entitled to request the breaching Party to actually and fully perform the obligations hereunder.

5.FORCE MAJEURE

5.1

If any Party fails to perform its obligations hereunder due to occurrence of earthquake, typhoon, flood, fire, pandemic or epidemic, military action, strike, riot, war or other unforeseeable event of force majeure beyond the reasonable control of such Party (each, a “Event of Force Majeure”), it shall immediately notify other Parties without any delay, and provide other Parties with detailed information and documentary evidence in respect of such event and explain the reason for its inability to perform or delay in performing all or part of its obligations hereunder. The Parties shall consult with each other to find a solution acceptable to the Parties and implement such solutions.

5.2

If an Event of Force Majeure occurs, the Party affected by such Event of Force Majeure shall not be responsible for any damage, increased costs or losses which other Parties may suffer as a result of such Party’s failure of or delay in performing its obligations hereunder caused by such Event of Force Majeure, and such failure or delay shall not be deemed as a breach of this Agreement. The Party claiming the occurrence of an Event of Force Majeure shall take appropriate actions to mitigate or remove the effects of the Event of Force Majeure and attempt to resume performance of the obligations delayed or prevented by the Event of Force Majeure within the shortest period.

5.3	If a Party or the Parties fails to perform all or part of its obligations under this

Agreement due to an Event of Force Majeure or the impact of an Event of Force Majeure for a continuous period of more than three (3) months, other Parties that are not affected by such Event of Force Majeure are entitled to terminate this Agreement and discharge from part of the obligations hereunder or delay the performance of this Agreement.

6.GOVERNING LAW AND DISPUTE RESOLUTION

6.1	The execution, validity, interpretation, implementation, amendment and termination of this Agreement, as well as dispute resolution relating to this Agreement, shall be governed by the PRC Law.

6.2

All disputes arising out of or in connection with this Agreement shall be settled by negotiation of the relevant parties. If the relevant parties fail to reach an agreement within thirty (30) days after the occurrence of such dispute, the dispute shall be settled at the Beijing Arbitration Commission (“BAC”) under its arbitration rules in force at the time of the initiation of the arbitration. The arbitration shall be conducted by three (3) arbitrators. One (1) arbitrator shall be appointed by the claimant, one (1) arbitrator shall be appointed by the respondent, and the third arbitrator shall be appointed by the above two arbitrators through consultation or by BAC. The seat of arbitration shall be Beijing. The arbitration proceedings shall be conducted in Chinese. The arbitration award shall be final and binding on the parties.

6.3	During the period of dispute resolution, the Parties shall continue their remaining rights and obligations under this Agreement.

7.NOTICES AND DELIVERY

7.1

All notices, requests and demands under this Agreement, other than routine communications under this Agreement, shall be in writing and shall be deemed to have been duly delivered when given, or when transmitted if sent by confirmed facsimile or electronic mail during regular business hours on a business day, and if sent after business hours on a business day or on a non-working day, the next business day, or one (1) working day after being given to an overnight courier with a reliable system for tracking delivery, or three (3) working days after the day of mailing, when mailed by mail, registered or certified mail, return receipt requested and postage prepaid.

7.2	For the purpose of delivering the notices, the contact details of each Party are set out as follows:

If to the Company:

Attention: Chief Legal Compliance Officer

Address: No. 39, Shangdi West Road, Haidian District, Beijing

Postal Code: 100085

Email: lad@sinovac.com

If to Sinovac HK:

Attention: General Manager

Address: No.15 Zhitong Road, Changping District, Beijing

Postal Code: 102200

Email: sinovac@sinovac.com

If to Keding Investment:

Attention: Director

Address: SUITE 3101 EVERBRIGHT CTR 108 GLOUCESTER RD WANCHAI HONG KONG

Email: gmo@sinovac.com

If to Vivo:

Attention: General Counsel

Address: C/O Vivo Capital LLC, 192 Lytton Avenue, Palo Alto, CA 94301

Postal Code: CA 94301

Email: legal@vivocapital.com

If to Advantech:

Attention: Director

Address: Rooms 1702-03, 17/F, One Exchange Square, 8 Connaught Place, Central, Hong Kong

Email: legal@nhfund.com

If to ***:

Attention:

Address:

Email:

If to Talent:

Attention: LI He

Address: 31/F, Block A, General International Centre, 3A Yard, Jian Guo Men Wai Avenue, Chaoyang District, Beijing, China

Email: lihe@cppharm.com

8.SPECIAL CONVENANTS

8.1

Each Investor hereby warrants, severally but not jointly, to the Company, Sinovac HK and Keding Investment that such Investor is not the affiliate of 1Globe and Beijing Beida Weiming Bioengineering Group Co., Ltd. (the affiliates of 1Globe include, without limitation, 1 Globe Capital LLC.), and there is no entrustment of shareholding or exercise of shareholders’ or directors’ voting rights, and no concerted action or similar arrangements with the aforementioned companies and their affiliates. If such Investor intends to become an affiliate of 1Globe or Beijing Beida Weiming Bioengineering Group Co., Ltd. in the future or enter into any entrustment of shareholding or exercise of shareholders’ or directors’ voting rights, concerted action or similar arrangements with the aforementioned companies and their affiliates (“Repurchase Trigger Event”), such Investor shall give a written notice to the Company and Sinovac HK sixty (60) Business Days in advance and disclose such specific arrangements. Sinovac HK shall be entitled to repurchase, or designate a third party to purchase, all or part of the equity interest held by such Investor in the Company within sixty (60) Business Days after the receipt of the aforementioned written disclosure or knowledge of the Repurchase Trigger Event (whichever is the later), and the repurchase price of the registered capital of such Investor shall be the lower of the amount of the original investment amount paid by such Investor at the time when it invests in the Company or the fair market value. Each of the remaining shareholders hereby agrees to waive their Right of First

Refusal. From the date of disclosure in writing from the Investor or the date of occurrence of a Repurchase Trigger Event (whichever is earlier) to the date on which Sinovac HK completes its repurchase of the equity interest held by such Investor in the Company, such Investor shall have no shareholder’s rights (including, without limitation, the Pre-emptive Right, the Right of First Refusal, the information rights, the right to nominate directors and shareholders’ voting rights hereunder). The powers and authorities of its nominated directors (including voting rights on the board of directors) shall be irrevocably entrusted to Sinovac HK’s directors to exercise during their term of office. If such Investor breaches any of the aforementioned covenants or fails to make truthful and timely disclosure, such Investor shall unconditionally pay liquidated damages to Sinovac HK in the amount of the higher of the following: (a) 50% of the fair market value of the equity interests of the Company then held by the breaching Investor; and (b) the aforementioned repurchase price, and the payment of such liquidated damages by the breaching Investor shall not affect the legal remedies that Sinovac HK is entitled to if it continues to exercise its repurchase right.

8.2	For the avoidance of doubt, in relation to any entity (the “Target Enterprise”), the “affiliates” referred to under Section 8 include:

8.2.1	Any legal person or other organization that has any of the following relationships with the Target Enterprise:

(i)	any legal person or other organization that directly or indirectly controls the Target Enterprise;
(ii)	any legal person or other organization other than the Target Enterprise and its subsidiaries that is directly or indirectly controlled by the aforementioned legal person;
(iii)

any legal person or other organization other than the Target Enterprise and its subsidiaries that is directly or indirectly controlled by a natural person affiliated to the Target Enterprise listed in Section 8.2.2, or is holding such natural person as directors (other than independent directors) or senior executives;

(iv)	any legal person or other persons acting in concert that holds 5% or more of the shares of the Target Enterprise;
(v)

any legal person or other organization that is deemed to have a special relationship with the Target Enterprise under the principle of substance over form, which may cause the Target Enterprise to imbalance its interests.

8.2.2	Any natural person who has the following relationships with the Target Enterprise:

(i)	any natural person who directly or indirectly holds more than 5% of the shares of the Target Enterprise;
(ii)	directors, supervisors and senior executives of the Target Enterprises;
(iii)	directors, supervisors and senior executives of the legal person or other organization that directly or indirectly controls the Target Enterprise;
(iv)	any family members who have a close relationship with the persons aforementioned in (i) to (iii), including spouse, parents,

parents-in-law, siblings and their spouses, children aged 18 or above and their spouses, spouse’s siblings and parents of children’s spouses;
(v)

any other natural person who has a special relationship with the Target Enterprise as determined under the principle of substance over form that may cause the Target Enterprise to imbalance its interests.

9.INFORMATION DISCLOSURE

9.1

The terms and detailed rules relating to this Agreement and the appendices hereto (including all terms and provisions and even the existence of this Agreement and any related investment documents) shall be treated as confidential information and shall not be disclosed by the Parties hereto to any third party unless otherwise provided.

9.2

Each Party shall keep confidential and shall not disclose to any third party or person other than the Parties, the Company, the professional advisors and relevant governmental authorities any proprietary, secret or confidential data and materials relating to the Company, its business or belonging to the other Parties or disclosed by the other Parties at any time or for the negotiation of this Agreement or for the establishment or operation of the Company (the “Confidential Information”).

9.3

Each Party agrees and covenants to procure its director(s) not to use any Confidential Information (other than for the purpose of exercising his powers as a director or for the purpose of the performance of the Company’s business), except that such director reports to its appointer on condition that such appointer complies with the confidentiality obligations hereunder.

9.4

Notwithstanding the foregoing, each Party is entitled to disclose the transaction contemplated hereunder to their respective current or future investors, fund management companies, investment banks, lenders, accountants, legal counsels, bona fide potential investors, employees, directors, shareholders, partners, lenders and business partners, provided that the individuals or entities receiving such information have agreed to assume confidentiality obligations.

9.5	The restrictions set forth in this Section 9 do not apply to:

(1)	information required to be disclosed or used by the laws and any regulatory authorities;
(2)

information required to be disclosed or used for the purpose of any judicial proceedings arising out of this Agreement or any other agreements executed pursuant to this Agreement, or information reasonably disclosed to the tax authority;

(3)

the disclosure made to professional advisors of the Parties, provided that the Parties shall require such professional advisors to comply with provisions of this Section 12 in respect of such Confidential Information as if they were a Party to this Agreement;

(4)	information which was already in the public domain otherwise than due to any reason attributable to any Party hereto; or
(5)	information the disclosure of which has been approved by all other Parties in writing in advance.

In the case of disclosure due to the above reasons set forth in (1) and (2), the disclosing Party shall discuss with other Parties on such disclosure and submission within reasonable time before such information is disclosed or submitted and shall, if required to disclose or submit such information by other parties, require the receiving party to take relevant measures to keep such information confidential to the extent possible.

9.6

Notwithstanding the foregoing, Sinovac HK and its affiliates shall be entitled to disclose this Agreement as required by the securities laws and regulations of the United States, and attach this Agreement as an exhibit to the disclosure documents.

10.MISCELLANEOUS

10.1	The headings used in this Agreement are for reference only and shall not have any effect on the meaning or interpretation of any provision of this Agreement.

10.2

This Agreement and the other Transaction Documents constitute the entire agreement reached among the Parties with respect to this Capital Increase Transaction, and supersede any previous agreement, letter of intention, memorandum of understanding, representations or other obligations (whether in writing or orally, including various forms of communication) entered into among the Parties with respect to this Capital Increase Transaction, and this Agreement (including any amendment thereto and the other Transaction Documents) and the Investment Agreement separately executed among the Parties contain the entire agreement of the Parties with respect to the matters hereunder.

10.3

If any term of this Agreement is invalid or incapable to be enforced due to applicable laws, then such term shall be deemed to have never existed from the beginning and shall not affect the validity of other terms of this Agreement. The Parties shall negotiate and determine new provisions to the extent lawful to ensure that the intention of the original provisions is fulfilled to the greatest extent possible.

10.4

This Agreement shall be binding upon the successors and assigns of the Parties, such successors and assigns shall be entitled to the benefit hereunder. Neither Party shall assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Parties.

10.5

Unless otherwise provided for in this Agreement, any failure or delay on a Party to exercise its right, power or privilege under this Agreement shall not be deemed as a waiver of such right, power and privilege, and any partial exercise of such right, power and privilege will not preclude the exercise of any other right, power and privilege.

10.6

If the Articles of Association of the Company then in effect conflicts with this Agreement or the provisions of the Articles of Association are less clear or specific than this Agreement, this Agreement shall prevail.

10.7	This Agreement is made and signed in seven (7) originals, each with same and equal legal effect. Each Party shall retain one (1) original executed version of this Agreement.

[REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

[Signature Page to Shareholders’ Agreement of Sinovac Life Sciences Co., Ltd.]

Sinovac Life Sciences Co., Ltd.

(Seal)

By: _________________________

Name: YIN Weidong

Title: Legal Representative

Signature Page to Shareholders’ Agreement

[Signature Page to Shareholders’ Agreement of Sinovac Life Sciences Co., Ltd.]

Sinovac Biotech (Hong Kong) Limited

By: _________________________

Name: YIN Weidong

Title: Director

Signature Page to Shareholders’ Agreement

[Signature Page to Shareholders’ Agreement of Sinovac Life Sciences Co., Ltd.]

Keding Investment (Hong Kong) Limited

By: _________________________

Name: YIN Weidong

Title: Director

Signature Page to Shareholders’ Agreement

[Signature Page to Shareholders’ Agreement of Sinovac Life Sciences Co., Ltd.]

VIVO CAPITAL FUND IX, L.P.

By: _________________________

Name:

Title:

Signature Page to Shareholders’ Agreement

[Signature Page to Shareholders’ Agreement of Sinovac Life Sciences Co., Ltd.]

Prime Success, L.P.

By: _________________________

Name:

Title:

Signature Page to Shareholders’ Agreement

[Signature Page to Shareholders’ Agreement of Sinovac Life Sciences Co., Ltd.]

***

By: _________________________

Name:

Signature Page to Shareholders’ Agreement

[Signature Page to Shareholders’ Agreement of Sinovac Life Sciences Co., Ltd.]

Talent Forward Limited（香港俊领有限公司）

By: _________________________

Name:

Title:

Signature Page to Shareholders’ Agreement

Exhibit I

Name of Shareholder	Registered Capital (USD)	Form of Capital Contribution	Shareholding Ratio
Sinovac HK	24,000,000.00	Currency	59.240%
Keding Investment	5,141,120.86	Currency	12.690%
Vivo	2,570,560.43	Currency	6.345%
Advantech	2,570,560.43	Currency	6.345%
***	141,796.08	Currency	0.350%
Talent Forward Limited （香港俊领有限公司）	6,089,128.97	Currency	15.030%
Total	40,513,166.77	/	100.00%

Exhibit I

Exhibit II

FORM OF JOINDER AGREEMENT

This Joinder Agreement (the “Joinder Agreement”) is executed by and among the undersigned parties below (the “Joining Party”) on the following date in accordance with the Shareholders’ Agreement (as amended or modified from time to time, hereinafter referred to as the “Shareholders’ Agreement”) executed by and among Sinovac Life Sciences Co., Ltd., Sinovac Biotech (Hong Kong) Limited, Keding Investment (Hong Kong) Limited, VIVO CAPITAL FUND IX, L.P., Prime Success, L.P., ***, and Talent Forward Limited on December 4, 2020. Capitalized terms used but not otherwise defined in this Joinder Agreement shall have the meanings given to them in the Shareholders’ Agreement.

By executing this Joinder Agreement, the Joining Party hereby agrees and acknowledges that, since the following date, the Joining Party shall be deemed as a party to the Shareholders’ Agreement, and shall assume the rights and obligations of [*] as if it had executed the Shareholders’ Agreement. Since the following date, the Joining Party fully accepts all the terms and conditions of the Shareholders’ Agreement and agrees to be bound by them.

In witness whereof, the undersigned hereby executes this Joinder Agreement on the following date.

Date:

[NAME OF THE JOINING PARTY]
By:
Name:
Title: Address:

Exhinit II